Exhibit 99.1

March 30, 2004

Regency Equities Corp.
9454 Wilshire Boulevard, Penthouse 27
Beverly Hills, California 90212

Ladies and Gentlemen:

We have reviewed the Form 12b-25 dated March 30, 2004 of Regency Equities Corp. (the “Company”), which discusses the Company’s inability to file its Annual Report on Form 10-K for the year ended December 31, 2003 by the filing deadline of March 30, 2004. We agree with the Company’s explanation in Part III of the Form 12b-25 of the reason why the Company was unable to file its Annual Report on Form 10-K by March 30, 2004.

Very truly yours,

/s/ Singer Lewak Greenbaum & Goldstein LLP